Exhibit 10.10
FORM OF
ENCORE ENERGY PARTNERS GP LLC
LONG-TERM INCENTIVE PLAN
DIRECTOR PHANTOM UNIT AGREEMENT
          This Phantom Unit Agreement (“Agreement”) between Encore Energy Partners GP LLC (the “Company”) and ___(the “Participant”), a Director of the Company, regarding an award (“Award”) of ___Phantom Units (as defined in the Encore Energy Partners GP LLC Long-Term Incentive Plan (the “Plan”)) granted to the Participant on ___(the “Grant Date”), such number of Phantom Units subject to adjustment as provided in the Plan, and further subject to the following terms and conditions:
          1. Relationship to Plan. This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee thereunder and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.
          2. Vesting Schedule; Settlement of Phantom Units.
     (a) This Award shall vest and the Restricted Period with respect to the Phantom Units subject thereto shall end in installments in accordance with the following schedule:

Anniversary of the	Vested	Total Vested
Grant Date	Increment	` Percentage
First Anniversary	25%	25%
Second Anniversary	25%	50%
Third Anniversary	25%	75%
Fourth Anniversary	25%	100%
     The number of Phantom Units that vest as of each date described above will be rounded down to the nearest whole Phantom Unit, with any remaining Phantom Units to vest with the final installment. Except as expressly provided in Section 3 below, the Participant must be continuously serving as a Director from the Grant Date through the applicable vesting date in order for the Award to become vested with respect to additional Phantom Units on such date.
     (b) All Phantom Units subject to this Award shall vest upon the occurrence of a Change of Control, irrespective of the limitations set forth in subparagraph (a) above, provided that the Participant has been continuously serving as a Director from the Grant Date through the date of the Change of Control.
     (c) Within 30 days following vesting with respect to a Phantom Unit, the Participant shall be entitled to receive, in the discretion of the Committee, either (i) a Unit, and the Company shall deliver to the Participant a certificate evidencing the Unit or (ii) a cash payment equal to the Fair Market Value of a Unit as of the date on which payment is made. Upon delivery of a Unit in respect of a Phantom Unit, such Phantom Unit shall cease to be outstanding in the Participant’s notional account described below in Section 4.
          3. Effect of Termination of Service. If the Participant’s service with the Company and its Affiliates terminates for any reason all unvested Phantom Units shall be immediately forfeited as of the date of the Participant’s termination; provided, however, the Phantom Units shall become fully vested with respect to all of the Phantom Units subject to this Award on the date on which the Participant experiences a Qualifying Event. A “Qualifying Event” means the Participant’s status as a director of the Company and/or an Affiliate of the Company (collectively, the “Affiliated Group”) is terminated due to (A) death, (B) total and permanent disability or (C) the Participant’s removal as, or not being re-elected or re-appointed as, a director of the Company or another member of the Affiliated Group by the member(s), shareholder(s) or board of directors, as appropriate, of such entity or entities, as applicable, including pursuant to any mandatory retirement policy, which removal or failure to re-elect or re-appoint shall not have been as a result of, caused by, or related to, Participant’s resignation, or Participant’s unwillingness to serve, for whatever reason, as a director of such entity or entities.
          4. Distribution Equivalent Rights. During the Restricted Period, the Award of Phantom Units hereunder shall be evidenced by entry in a bookkeeping account and will include a tandem Distribution Equivalent Right with respect to the Phantom Units. Pursuant to the Distribution Equivalent Right, within 45 days following the end of each fiscal quarter for which a cash distribution is made with respect to Units, the Participant shall be entitled to receive a cash payment with respect to each Phantom Unit then outstanding equal to the cash distribution made by the Partnership with respect to each Unit.
          5. Delivery of Units; Rights as Unitholder. Until delivery of Units as described in Section 2(c), the Participant shall have no rights as a unitholder as a result of the grant of Phantom Units hereunder. The Company shall not be obligated to deliver any Units if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulations of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Units are listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of Units to comply with any such law, rule, regulations or agreement.
          6. Assignment of Award. The Participant’s rights under this Agreement and the Plan are personal; no assignment or transfer of the Participant’s rights under and interest in this Award may be made by the Participant other than by will, by beneficiary designation, by the laws of descent and distribution or by a qualified domestic relations order.
          7. No Guarantee of Continued Service. No provision of this Agreement shall confer any right upon the Participant to continue serving as a Director.
          8. Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware.

          9. Amendment. This Agreement cannot be modified, altered or amended, except by an agreement, in writing, signed by both the Company and the Participant.

ENCORE ENERGY PARTNERS GP LLC

Date:	By:

Name:

Title:

          The Participant hereby accepts the foregoing Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

PARTICIPANT:

Date: